CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2015, relating to the financial statements and financial highlights, which appears in the June 30, 2015 Annual Report to Shareholders of the Bridge Builder Trust (the “Funds”), which are also incorporated by reference into the Registration Statement.  In addition we consent to the incorporation by reference in this Registration Statement of our report dated August 24, 2015, relating to the Funds’ schedule of investments, which appears in Item 6 of the Funds’ June 30, 2015 annual report on Form N-CSR and which is also incorporated by reference in this Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
October 27, 2015